EXHIBIT 23. 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of StockerYale, Inc. on Form S-3 of our report dated October 8, 2004, relating to the consolidated financial statements and supplemental schedules in Item 15a(2) of StockerYale, Inc. as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the substantial doubt with respect to the Company's ability to continue as a going concern (2) the change in 2002 in the method of accounting for goodwill and intangible assets, and (3) the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures) appearing in the Annual Report on Form 10-K of StockerYale, Inc. for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

VITALE, CATURANO & CO., LTD
Boston, Massachusetts
October 22, 2004